Exhibit 10.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Executive Employment Agreement, by and among Delek US Holdings, Inc. (the “Company”) and Ezra Uzi Yemin (“Employee”), entered into and effective as of May 1, 2009 (the “Agreement”), is dated as of August 7, 2012.

Whereas, Employee and Company desire to amend the Agreement to (a) provide the Company's consent for Employee to satisfy any withholding obligations incurred as a result of the exercise of certain stock appreciation rights through a “net share settlement” procedure and (b) provide that the option price for Employee's purchase of the Residence (as defined in the Agreement) shall be the fair market value thereof in all circumstances.

Now, therefore, in consideration of the mutual promises set forth in this Amendment and intending to be legally bound, the Employee and the Company agree as follows:

1.	The Agreement is amended by adding the following sentence to the end of subsection 3(a):

“Effective January 1, 2013 through the end of the Term, Executive's Base Compensation shall be no less than a monthly rate of fifty thousand dollars ($50,000).”

2.	The Agreement is amended by adding the following subsection 3(c)(iv):

“(iv)    In addition to any of the methods for satisfying the Company's withholding obligations set forth in the stock appreciation rights agreement between the Company and the Employee dated September 30, 2009 (the “SAR Agreement”), upon Employee's exercise of all or a portion of the SARs, the Company is authorized, at the Employee's election, to withhold shares, including a fraction thereof, having a fair market value (determined as the closing price per share on the date of exercise or, if no shares are traded on that day, the closing price on the next preceding day on which shares are traded) equal to the excess, if any, of (A) the Company's minimum statutory tax withholding obligation attributable to such exercise, over (B) the amount, if any, of the cash paid by the Employee in respect to such exercise pursuant to Section 6(b)(i) of the SAR Agreement.”

3.
This Amendment to the Agreement shall have effect as of the date hereof. Except as otherwise provided herein, the Agreement shall continue unchanged and in full force and effect. This Amendment may be executed in counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

In witness whereof, the parties have executed this First Amendment to Executive Employment Agreement as of the date first above written.

DELEK US HOLDINGS, INC.                                Employee:

/s/ Donald N. Holmes                                    /s/ Ezra Uzi Yemin
By:    Donald N. Holmes                                EZRA UZI YEMIN
Title:    VP of Human Resources

/s/ Kent B. Thomas
By:    Kent B. Thomas
Title:    EVP / General Counsel